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                                  EXHIBIT 4.4

                                AMENDMENT NO. 3
                                       TO
                               ADAC LABORATORIES'
                      DIRECTORS' STOCK OPTION PLAN (1987)


         The Directors' Stock Option Plan (1987) (the "Plan") of ADAC Laboratories, a California Corporation (the "Company"), is hereby amended in the following respects:

                 1.       DEFINITIONS.

                 Section 2(d), concerning the definition of "Directors' Options," is hereby amended to delete the sentence and to substitute in its place the following sentence:

                          "(d)    'Directors' Options' shall mean options to
         purchase shares of Company Common Stock which may be granted each fiscal year by the Company to each person serving as a director of the Company who is not also an employee of the Company or any of its Subsidiary corporations."

                 2.       SHARES SUBJECT TO THE PLAN.

                 Section 5 of the Plan, entitled "Shares Subject to the Plan," is hereby amended to delete the first sentence and to substitute in its place the following first sentence:

                          "Subject to the provisions of Section 12 (relating to adjustments in the number of shares upon certain changes), the Shares which may be sold pursuant to Directors' Options granted under the Plan shall not exceed in the aggregate 231,666 shares of the Company's authorized Common Stock."

                 3.       OPTION GRANTS.

                 Section 6, entitled "Annual Option Grants," is deleted in its entirety and the following is substituted in its place:

                          "6.  Annual Option Grants.

                                  The number of shares to be optioned to each
         non-employee director shall be fixed at 3,333 Option Shares during each fiscal year of the Company and such grant shall automatically occur on March 15th of each year except during each fifth year the director shall receive a grant of 20,000 shares (in lieu of the 3,333 share annual grant), provided, however, that on the date a person first becomes a director such person shall receive an option grant of 20,000 shares. Each option shall be for a term of five (5) years from the date of grant and each annual 3,333 share grant shall vest and become fully exercisable upon the first anniversary of
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ADAC Laboratories
Amendment No. 3 to Directors' Stock Option Plan (1987)


         the date of grant and each 20,000 share grant shall vest and become exercisable 25% per year. An option agreement, signed by an officer of the Company, shall be issued to each person to whom an option is granted."

                          4.      "EXERCISE OF OPTIONS."

                 Section 10(a), entitled "Exercise of Options," is hereby deleted in its entirety and the following subsection is substituted in its place:

                          "(a)    Except in the event of death, in which case
         the Directors' Options may be exercised in full immediately, and except as provided in Section 12 below, Directors' Options may be exercised only as follows: (i) each annual 3,333 share grant shall vest and become fully exercisable upon the first anniversary of the date of grant and (ii) each 20,000 share grant shall vest and become fully exercisable 25% per year."

                 5.       "CHANGE IN CONTROL."

                 Section 12(b), entitled "Changes in Capitalization: Splits, Liquidations, Mergers and Reorganizations," is deleted in its entirety and the following subsection is substituted in its place:

                          "(b)(i) Except and to the extent provided otherwise in, or limited by, employment, severance or similar written agreements between the Company and an Optionee, ten (10) days prior to a "Change in Control" (as defined below), all stock options which are then not exercisable shall immediately vest and become exercisable, regardless of the original vesting schedule. A "Change in Control" of the Company shall be deemed to have occurred if (a) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the common stock outstanding which votes generally for the election of directors;
         (b) as a result of market or corporate transactions or shareholder action, the individuals who constitute the Board of Directors of the Company at the beginning of any period of 12 consecutive months (but commencing not earlier than July 1, 1995), plus any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period of 12 consecutive months, cease for any reason during





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ADAC Laboratories
Amendment No. 3 to Directors' Stock Option Plan (1987)


         such period of 12 consecutive months to constitute at least two-thirds of the members of such Board; or (c) the Company sells, through merger, assignment or otherwise, in one or more transactions other than in the ordinary course of business, assets which provided at least 2/3 of the revenues or pre-tax net income of the Company and its subsidiaries on a consolidated basis during the most recently-completed fiscal year.

                          (ii) Notwithstanding paragraph (i) above, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (a) a reclassification, however effected, of the Company's authorized common stock, or (b) a corporate reorganization involving the Company or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its subsidiaries, but only if such reclassification or reorganization has been approved by the Company's Board of Directors."

                 6.       EFFECTIVE DATE.

                 In all other respects, and except as expressly provided herein, the Plan is hereby confirmed. These amendments to the Plan, as set forth herein, have been approved by the Board of Directors on November 2, 1995, and the amendments set forth in paragraphs 2, 3 and 5 above have been approved by the shareholders on March 6, 1996 and all amendments are effective on and as of such later date.
                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              By /s/ David L. Lowe
                                                 -------------------------------
                                                 David L. Lowe,
                                                    Chairman of the Board






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